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October 12, 2005

Tegal Corporation
2201 S. McDowell Blvd.
Petaluma, California 94954

      Re:  Tegal Corporation
              13,400,000 shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

        In connection with the registration by Tegal Corporation, a Delaware corporation (the “Company”), of 13,400,000 shares of common stock (the “Shares”), par value $0.01 per share, of the Company under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on October 12, 2005 (the “Registration Statement”), to be issued under the Seventh Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (the “1998 Plan”) and the Fifth Amended and Restated Option Plan for Outside Directors (the “Director Plan,” and together with the 1998 Plan, the “Plans”), you have requested our opinion set forth below.

        In our capacity as your special counsel in connection with such registration, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opinion herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plans, will be validly issued, fully paid and nonassessable.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                          Very truly yours,

                                                          /s/ Latham & Watkins LLP